EXHIBIT 4.2

                AMENDMENT NO. 1 TO AMENDED AND RESTATED TRUST AGREEMENT of PSEG Funding Trust I (the “Trust”), dated as of July 27, 2005, among (i) Public Service Enterprise Group Incorporated, a New Jersey corporation (the “Depositor”), (ii) Wachovia Bank, National Association (formerly known as First Union National Bank), a banking association organized under the laws of the United States, as trustee (the “Property Trustee”), (iii) Delaware Trust Company, National Association (formerly known as Wachovia Trust Company, National Association), a banking association organized under the laws of the United States (the “Delaware Trustee”), (iv) Bradford D. Huntington, Mark G. Kahrer and Morton A. Plawner (the “Administrative Trustees”) (the Property Trustee, the Delaware Trustee and the Administrative Trustees are referred to collectively as the “Trustees”), [and (v) the several Holders, as hereinafter defined]. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Amended and Restated Trust Agreement, dated as of September 10, 2002 (the “Declaration”).

WITNESSETH:

                WHEREAS, the Depositor, the Delaware Trustee and one of the Administrative Trustees named in the Original Declaration have heretofore duly declared and established a statutory trust pursuant to the Delaware Statutory Trust Act by entering into a Trust Agreement, dated as of March 18, 2002 (the “Original Declaration”), and by executing and filing with the Secretary of State of the State of Delaware a Certificate of Trust on March 18, 2002, a form of which is attached hereto as Exhibit A; and

                WHEREAS, the parties hereto have heretofore amended and restated the Original Declaration in its entirety as set forth in the Declaration, to provide for, among other things, (i) the issuance of the Common Securities, as defined therein, by the Trust to the Depositor, (ii) the issuance and sale of the Preferred Securities, as defined therein, by the Trust pursuant to the Underwriting Agreement, as defined therein, and (iii) the acquisition by the Trust from the Depositor of the Notes, as defined therein.

                WHEREAS, Section 10.02(a) of the Declaration provides that the Declaration may be amended from time to time by the Trustees and the Depositor, without the consent of any Securityholders, to cure any ambiguity, defect or inconsistency or make any other change which does not adversely affect in any material respect the interests of any Holder of Preferred Securities and the Trustees and the Depositor desire to amend the Declaration as set forth herein pursuant to Section 10.02(a) of the Declaration.

                WHEREAS, all things necessary to make this Amendment a valid amendment and agreement according to its terms have been done.

                NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party, for the benefit of the other party and for the benefit of the Securityholders, hereby agrees as follows:

                1.             Definition of Reset Spread. The definition of Reset Spread in Section 1.01, “Definitions,” of the Declaration is hereby amended and restated to read in its entirety as follows:

“Reset Spread” means (a) in the case of the Reset Rate to be determined on the Initial Remarketing Date, a spread amount to be determined by the Reset Agent on or after the applicable Reset Announcement Date and on or before the Initial Remarketing Date as the appropriate spread so that the Reset Rate will be the Distribution rate that the Preferred Securities should bear in order for the Preferred Securities and Separate Preferred Securities to be remarketed to have an approximate aggregate market value of 100.25% of the sum of the Treasury Portfolio Purchase Price and the Separate Preferred Securities Purchase Price on the Initial Remarketing Date plus deferred and unpaid Distributions, if any, on such Preferred Securities and (b) in the case of the Reset Rate to be determined on the Secondary Remarketing Date, if any, a spread amount determined by the Reset Agent on or after the applicable Reset Announcement Date and on or before the Secondary Remarketing Date as the appropriate spread so that the Reset Rate will be the Distribution rate that the Preferred Securities should bear in order for the Preferred Securities and Separate Preferred Securities to be remarketed to have an approximate market value of 100.25% of their aggregate Liquidation Amount on the Secondary Remarketing Date plus any deferred and unpaid Distributions, if any, on such Preferred Securities; provided, however, that, if the Reset Spread is not determined on the Reset Announcement Date, on that date, the Reset Agent shall determine an indicative amount for the Reset Spread which indicative amount will be used for purposes of the third and fourth sentences of Section 4.01(b) hereof and the third and fourth sentences of Section 204(c) of the First Supplemental Indenture.

                2.             Effect of Amendment. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Declaration shall remain unchanged and in full force and effect.

                3.             Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                4.             Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of any successor to the Trust or successor Trustee or both, including any successor by operation of law.

                5.             Headings. The Section headings are for convenience only and shall not affect the construction of this Amendment.

                WITNESS WHEREOF, the undersigned have caused this agreement to be executed as of the day and year first above written.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED, as Depositor By: /s/ Morton A. Plawner Name: Morton A. Plawner Title: Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Property Trustee By: /s/ Frank Gallagher Name: Frank Gallagher Title: Vice President

DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION, as Delaware Trustee By: /s/ Sterling C. Correia Name: Sterling C. Correia Title: Vice President

/s/ Bradford D. Huntington , as Administrative Trustee Name: Bradford D. Huntington

/s/ Mark G. Kahrer , as Administrative Trustee Name: Mark G. Kahrer

/s/ Morton A. Plawner , as Administrative Trustee Name: Morton A. Plawner